EXHIBIT 10.70

EMLOYMENT CONTRACT

This Employment Contract (“Contract”) is entered into by and between Amarillo Biosciences, Inc., a Texas corporation (“Employer”) and Bernard Cohen (“Employee”). ABI and its controlled subsidiaries shall be hereinafter collectively referred to as “ABI Companies”. Employer hereby employs Employee, and Employee accepts employment, on the following terms and conditions.

ARTICLE I
TERM OF EMPLOYMENT

1.01. By this Contract, Employer employs Employee, and Employee accepts employment with Employer starting October 1, 2009, and with such ABI Companies as Employer shall designate, until this Contract shall have been terminated by either party by the serving of three months’ advance, written notice of such termination upon the other party.

ARTICLE II
COMPENSATION

2.01. As compensation for all services rendered under this Contract, Employee shall be paid by Employer a salary of FIVE THOUSAND DOLLARS ($5,000) per month, payable at least monthly during the term of this Contract. The amount paid is to be prorated for any partial employment period.  Furthermore, Employee recognizes that Employer may experience periodic cash shortages, and in such event, Employee will accept payment in Employer’s voting common stock, which stock shall be registered by Employer on Form S-8, or other suitable registration statement. Until Employee’s teaching obligations are fulfilled (Article III) and ABI has funding, Employee agrees to work part-time at an hourly rate of TWENTY-NINE DOLLARS ($29.00).

ARTICLE III
DUTIES OF EMPLOYEE

3.01. Employee is employed as Vice President and Chief Financial Officer of Employer, and shall work in Randall County, Texas. Employee shall perform the duties of Vice President and Chief Financial Officer, as such duties may be further set fourth in the Bylaws of Employer, or by resolution of the Board of Directors of Employer. Employee shall devote his entire productive time, ability, attention and energies to the business of Employer during the term of this Contract, and during such time, Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether or not for compensation, without the prior consent of the Board of Directors of Employer, except for Vista College, a division of Computer Career Center, which may retain Mr. Cohen to complete his obligations, not to exceed 30 hours per week.

ARTICLE IV
EMPLOYEE’S OBLIGATIONS AS TO INSURANCE

4.01. Employee agrees to submit to physical examination as may be required for the obtaining by Employer of insurance on Employee’s life, and agrees to consent to the issuance of a policy or policies of insurance on his life, such policies to be owned by Employer, and naming Employer as beneficiary. Upon termination of Employee’s employment for any reason, and if requested by Employee, Employer shall assign any such policy to Employee, so that Employee shall have the option of keeping the policy in force at Employee’s expense. The forgoing notwithstanding, Employer shall be entitled to retain the accumulated cash value of any such policy.

ARTICLE V
EMPLOYEE BENEFITS

5.01. If Employer provides hospital, surgical, medical, dental, group life insurance, or other fringe benefits to its employees, or any of them, at any time during the term of this Contract, Employee shall be entitled to participate in such benefits, on terms and conditions at least as favorable as those accorded to other employees of Employer, subject to insurability.

ARTICLE VI
REIMBURSEMENT OF EXPENSES INCURRED BY EMPLOYEE

6.01. Employee is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment and travel. Employer will reimburse Employee for all such expenses upon Employee’s presentation of written expense vouchers, itemizing such expenditures.

ARTICLE VII
PROPERTY RIGHTS OF PARTIES

7.01. Employee has had access to and become familiar with, and during the term of continued employment, will continue to have access to and become familiar with, various trade secrets, consisting of formulas, devices, secret inventions, processes, compilations of information, records, and specifications owned by ABI Companies and regularly used in the operation of ABI Companies. Employee shall not disclose any such trade secrets directly or indirectly nor use them in any way either during the term of this Contract or at any time thereafter except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment and similar items relation to the business of ABI Companies, whether or not prepared by Employee, shall remain the exclusive property of ABI Companies and shall not be removed from the premises of Employer under any circumstances, except in pursuit of the trade and business of ABI Companies

7.02. On the termination of employment or whenever requested by Employer, Employee shall immediately deliver to Employer all property in Employee’s possession or under Employee’s control belonging to ABI Companies, including but not limited to all accounting records, computer terminals and tapes, disks, or other data storage mechanisms, accounting machines, and all office furniture and fixtures, supplies and other personal property in the possession or under the control of Employee, in good condition, ordinary wear and tear excepted, and including without limitation all correspondence files, research date, and patent information or data, of every sort.

7.03. Employee does not claim any rights or interests in and to trade secrets, formulas, devices, inventions, processes, patents, applications, continuations, copyrights, trademarks, compilations of information, records, specifications, rights, interests and date of any other sort, affecting or pertaining directly or indirectly to the business of ABI Companies as now conducted, or to the patents, trade secrets, and other rights now owned by ABI Companies

7.04. Employee agrees that he will promptly and fully inform and disclose to Employer all inventions, designs, improvements and discoveries that Employee may have during the term of this Contract that pertain or relate to the business of ABI Companies or to any experimental work carried on by ABI Companies, whether conceived by Employee alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements and discoveries shall be the exclusive property of Employer. Employee shall assist ABI Companies in obtaining patents on all such inventions, designs, improvements and discoveries deemed patentable by ABI Companies, and shall execute all documents and do all things necessary to obtain such patents for Employer or ABI Companies

7.05. It is contemplated that Employee in the course of his employment will be engaged in work involving various patents and secret processed owned by ABI Companies. All experiments, developments, formulas, patterns, devices, secret inventions and compilations of information, records and specifications regarding such matter are trade secrets, which Employee shall not disclose directly or indirectly to anyone other than ABI Companies or their agents, or use in any way either during the term of this Contract or at any time after the termination of this Contract, except as required in the course and scope of his employment.

7.06. During the term of this Contract, Employee shall not directly or indirectly either as an employee, employer, consultant, agent, principal, partner, stock holder, corporate office, director, or in any other individual or representative capacity engage or participate in any business that is in competition in any manner whatsoever with the business of ABI Companies; provided, however, that Employee may without restriction invest in professionally managed mutual funds and Employee may purchase, own and sell stock or other securities, as long as Employee is not directly or indirectly through one or more intermediaries in control of or controlled by or under common control with any such company. Furthermore, upon the termination of this Contract, Employee expressly agrees not to engage or participate directly or indirectly in any business that is in competition with the business of ABI Companies, for a period of three (3) years; and further provided, that no business will be considered to be in competition with ABI Companies unless its business relates to the manufacture, sale, testing or development of products containing alpha interferon. Employer and Employee recognize and agree that ABI Companies may obtain or develop additional technologies from time to time, and if that is the case, Employer may expand the terms of this non-competition provision by giving written notice to Employee of the additional technologies that are to be protected.

7.07. In the event of a breach of Employee of any provisions of this Article VII, the parties hereto agree that Employer, in addition to any other remedies to which Employer may be entitled at law, shall be entitled to the remedy of specific performance, it being understood and agreed by the parties hereto that damages may be difficult to ascertain, and that an award of damages would in all probability not sufficiently compensate Employer for any breach of Employee of such provisions. ABI Companies are intended third-party beneficiaries of the provisions of this Article VII.

ARTICLE VIII
ENTIRETY OF AGREEMENT; AMENDMENTS; SURVIVAL

8.01. This Contract supersedes all other agreements, either oral or in writing, between the parties to this Contract with respect to the employment of Employee by Employer. This Contract contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to such employment.

8.02. This Contract may be amended only by an instrument signed in writing by both parties; and provided further, that no amendment may be executed on behalf of Employer, except pursuant to a resolution of the Board of Directors of Employer.

8.03. The following provisions shall survive the expiration of this Agreement: ARTICLES VII, and VIII.

IN WITNESS WHEREOF, this Contract is executed by the undersigned as of this 29th day of September, 2009.

EMPLOYEE:                                EMPLOYER:
AMARILLO BIOSCIENCES, INC.

   /s/ Bernard Cohen                                                                           By:  /s/ Joseph M. Cummins
Bernard Cohen                                                                                     Joseph M. Cummins